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                                                                      EXHIBIT 23



                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Eldorado Bancorp:

We consent to incorporation by reference in the registration statements (Nos. 333-00091, 2-73352, 33-31416, 33-46375 and 33-49482) on Form S-8 of Eldorado
Bancorp of our report dated February 6, 1996, relating to the consolidated balance sheets of Eldorado Bancorp and subsidiary (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995, annual report on Form 10-K of Eldorado Bancorp.

Our report on the consolidated financial statements of the Company, dated February 6, 1996, contains an explanatory paragraph that states that the Company adopted the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities in 1994 and No. 114, Accounting by Creditors for Impairment of a Loan as amended by No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures in 1995.

                                                          KPMG Peat Marwick LLP

Orange County, California
March 29, 1996